CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES B CONVERTIBLE PREFERRED STOCK OF
OWC PHARMACEUTICAL RESEARCH CORP.

I, Mordechai Bignitz, hereby certify that I am the Chief Executive Officer of OWC Pharmaceutical Research Corp. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors, by unanimous written consent of its directors pursuant to Article 4 of the Corporation’s Certificate of Incorporation and Section 141(f) of the DGCL, on December 23, 2019, adopted the following resolutions in connection with designating shares of stock as Series B Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board of Directors designates the Series B Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

1. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “Common Stock” means the Corporation’s shares of common stock, $0.00001 par value per share.

(b) “Conversion Ratio” means, 1,000 shares of Common Stock per Preferred Share.

(c) “Fundamental Transaction” means any transaction or series of related transactions in which the Corporation, directly or indirectly, (i) consolidates or merges with or into (whether or not the Corporation is the surviving corporation) another Person, or (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Corporation to one or more other Persons, or (iii) consummates a stock or share purchase agreement or other business combination with one or more other Persons whereby any individual or entity becomes the beneficial owner of at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, in each case, in which all or substantially all of the holders of Common Stock receive cash or other property in consideration for their Common Stock.

(d) “Holder” or “Holders” means a holder of Preferred Shares.

(e) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets of which constitute all or substantially all of the assets of the business of the Corporation and its subsidiaries, taken as a whole.

(f) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series B Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 150,000 shares. Each Preferred Share shall have a par value of $0.00001. Capitalized terms not defined herein shall have the meaning as set forth in Section 1 above.

3. Ranking. The Preferred Shares shall be pari passu with the Common Stock and junior to the Series A Convertible Preferred Stock and all shares of preferred capital stock of the Corporation that may be issued in the future, in each case with respect to the preferences as to dividends, redemption rights, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such senior stock is referred to herein collectively as “Senior Preferred Stock”) unless such preferred capital stock issued in the future is expressly junior in rank to the Preferred Shares.

4. Dividends and Distributions. In the event dividends are paid with respect to the Common Stock, each Holder of Preferred Shares shall be entitled to receive such dividends pari passu with the Common Stock, in respect of the number of shares of Common Stock into which such Holder’s shares of Preferred Stock are then convertible. .

5. Conversion.

(a) At any time when the Corporation has a sufficient number of shares of authorized but unissued Common Stock which have not been reserved by the Corporation for another purpose:

each Holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such Holder; and

the Corporation may, in its discretion, convert all issued and outstanding Preferred Shares,

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in each case into a number of validly issued, fully paid and non-assessable shares of Common Stock by multiplying the number of shares of Preferred Stock being converted by the Conversion Ratio.

(b) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner, provided that, in the event of a conversion at the election of the Corporation, the Holders shall not be required to provide the Corporation with an initial Conversion Notice:

(i) Conversion. To convert a Preferred Share into shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile, electronic mail or otherwise) a copy of a notice of conversion of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. Within seven (7) days of receipt of a properly completed Conversion Notice and at such time as the Preferred Shares are convertible into Common Stock under Section 5(a), the Corporation shall issue and deliver to the address as specified in such Conversion Notice, (1) a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled or (2) evidence of such issuance in book entry If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Corporation shall, no event later than seven (7) days after receipt of the Preferred Share Certificate(s), deliver to such Holder a new Preferred Share Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Registration; Book-Entry. The Corporation shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Preferred Share and the Stated Value of the Preferred Shares (the “Registered Preferred Shares”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Preferred Share for all purposes (including, without limitation, the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each Preferred Share Certificate shall bear the following legend:

THE HOLDER OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES B PREFERRED STOCK STATED ON THE FACE HEREOF.

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(c) Fractions; Disputes. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

6. Rights Upon Fundamental Transactions. In the event of a Fundamental Transaction, the Holders of Preferred Shares shall be entitled to the same consideration received by the holders of the Common Stock (on an as converted basis).

7. Adjustment to Conversion Ratio.

(a) Adjustment of Conversion Ratio upon Subdivision or Combination of Common Stock. If the Corporation at any time on or after December 23, 2019 subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately increased. If the Corporation at any time on or after December 23, 2019, combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately decreased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination.

(b) Calculations. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

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8. Voting Rights. Holders and the holders of shares of Common Stock shall vote on all matters requiring a vote of the shareholders of the Corporation as a single class. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Preferred Shares would be convertible using the record date for determining the stockholders of the Corporation eligible to vote on such matters as the date as of which the Conversion Ratio is calculated.

9. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), pari passu with any Common Stock (on an as converted basis) then outstanding.

10. Distribution of Assets. In addition to any adjustments pursuant to Section 7, if the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder, as holders of Preferred Shares, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions.

11. Reissuance of Preferred Certificates.

(a) Lost, Stolen or Mutilated Preferred Share Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Preferred Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Preferred Share Certificate, the Corporation shall execute and deliver to such Holder a new Preferred Share Certificate representing the applicable outstanding number of Preferred Shares.

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(b) Preferred Share Certificate Exchangeable for Different Denominations. Each Preferred Share Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Preferred Share Certificate or Preferred Share Certificate(s) representing in the aggregate the outstanding number of the Preferred Shares in the original Preferred Share Certificate, and each such new certificate will represent such portion of such outstanding number of Preferred Shares from the original Preferred Share Certificate as is designated by such Holder at the time of such surrender.

12. Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations. Terms used in this Certificate of Designations and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Required Holders.

13. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series B Convertible Preferred Stock of OWC Pharmaceutical Research Corp. to be signed by its Chief Executive Officer on this 23rd day of December 2019.

OWC PHARMACEUTICAL RESEARCH CORP.

By:	/s/ Mordechai Bignitz
Mordechai Bignitz, Chief Executive Officer

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EXHIBIT I

OWC PHARMACEUTICAL RESEARCH CORP.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock (the “Certificate of Designations”) of OWC Pharmaceutical Research Corp. (the “Corporation”). In accordance with and pursuant to the Certificate of Designations, the Holder named below hereby elects to convert the number of shares of Series B Convertible Preferred Stock, $0.00001 par value per share (the “Preferred Shares”), of the Corporation indicated below into shares of common stock, $0.00001 value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Holder: ________________________________________________________________

Date of Conversion: ______________________________________________________

Aggregate number of Preferred Shares to be converted: __________________________

Number of shares of Common Stock to be issued: _______________________________